QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of Halcón Resources Corporation of our reports dated February 28, 2017, relating to the consolidated financial statements of Halcón Resources Corporation and Subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's reorganization under the bankruptcy code) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Halcón Resources Corporation for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas November 1, 2017

QuickLinks

  Exhibit 23.1
CONSENT OF DELOITTE & TOUCHE LLP